Exhibit 99.1

Ascent Capital Group Names Mike Meyers CFO

Englewood, Colorado – August 2, 2011 – Ascent Capital Group, Inc (Nasdaq: ASCMA) today announced that it has named Mike Meyers to the position of Chief Financial Officer. Mr. Meyers currently serves as Chief Financial Officer of Ascent’s primary operating subsidiary Monitronics International, Inc. (“Monitronics”) and will continue to hold this position following his appointment at Ascent.

“I’m delighted that Mike will be taking on the additional responsibility as Ascent’s CFO,” said Bill Fitzgerald, Ascent’s Chief Executive Officer. “As we moved through the process of acquiring Monitronics, I was struck by Mike’s knowledge of the business, the capitalization structure and the security alarm industry. Mike’s understanding of the business operations as well as his experience in managing the Monitronics balance sheet and financial operations will be tremendous assets to Ascent. He and Mike Haislip, Monitronics’ CEO, make a terrific team.”

Mr. Meyers is one of the longest-term employees at Monitronics, coming on board in July 1996 when the company had just 50 people. Monitronics now has more than 700 employees, and the company’s revenues have grown with Mr. Meyers, from $8 million to nearly $300 million today. Throughout his tenure, Mr. Meyers has directed all of the company’s financial functions, including serving as an SEC-registrant CFO from 2003 to 2007 when Monitronics’ had public debt. Before joining Monitronics, Mr. Meyers, CPA, had over 15 years of accounting, finance, and operations experience. He has worked with a variety of businesses, including Fortune 500, medium and small companies, as well as previously working in public accounting.

Mr. Meyers succeeds George Platisa, who is leaving Ascent following the sale of Ascent’s media services business and the acquisition of Monitronics. Since acquiring Monitronics late last year, Mr. Platisa has been integral in the transition of the finance and other administrative functions. He will continue at the company through the end of August working closely with Mr. Meyers to ensure a smooth transition.

Mr. Fitzgerald continued, “On behalf of our board of directors and management team, I would like to thank George for his commitment and contribution during his tenure at Ascent. We wish him continued success as he pursues new opportunities.”

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com